EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Wednesday, October 20, 2004

Contact:        Tom Cherry, Senior Vice President & CFO

                        (804) 843-2360

C&F Financial Corporation Announces

Third Quarter Earnings

West Point, Va., October 20, 2004 — C&F Financial Corporation (NASDAQ:CFFI), the one-bank holding company for C&F (formally Citizens and Farmers) Bank, today reported quarterly net income of $3.10 million, or 84 cents per diluted share, for its third quarter ended September 30, 2004, compared with $3.36 million, or 89 cents per diluted share, for the third quarter ended September 30, 2003.

C&F’s net income for the first nine months of 2004 is $8.34 million, or $2.23 per diluted share, compared with $10.17 million, or $2.69 per diluted share, for the first nine months of 2003.

The decrease in net income and net earnings per share for the third quarter of 2004 is primarily attributable to a decrease in the earnings of the Mortgage Banking segment, partly offset by increased earnings from the Retail Banking and the Consumer Finance segments. The decrease in this year’s third quarter earnings follows a record third quarter in 2003, driven by growth in the Mortgage Banking segment.

The corporation’s annualized return on average equity was 18.48 percent for the third quarter and 16.83 percent for the first nine months ended September 30, 2004, compared with 21.74 percent for the third quarter and 22.80 percent for the first nine months of last year. The annualized return on average assets was 2.09 percent for the third quarter and 1.91 percent for the first nine months of this year, compared with 2.38 percent for the third quarter and 2.50 percent for the first nine months of last year.

C&F FINANCIAL CORPORATION

Wednesday, October 20, 2004

Contact:        Tom Cherry, Senior Vice President & CFO

                       (804) 843-2360

“Continuing the trend of prior quarters in 2004, earnings of our Mortgage Banking segment have been impacted by the comparatively lower loan demand for mortgage refinancings,” said Larry Dillon, president and chief executive officer of C&F Financial Corporation. “However, we anticipate that mortgage loan originations in the fourth quarter of 2004 will be more comparable to the same period of 2003 when the impact of mortgage rate increases began to reduce loan demand.”

“Mortgage loan demand has decreased as we anticipated,” said Dillon, “ but we remain encouraged by the progress of the initiatives we have underway in all segments of the corporation. At the Mortgage Banking segment, we continue to seek new mortgage loan origination offices and to expand ancillary loan origination services that can produce additional fee income and enhance the marketability of our loan product offerings. At the Retail Banking segment, we are reviewing final plans and expect to begin construction before the end of 2004 for two new branches on the Virginia Peninsula, and we continue to add commercial loan officers both in the Newport News and Richmond, Va. markets. Most recently, the Retail Banking segment acquired a facility located at Stonehouse Commerce Park in James City County, Va. for the relocation of its operations departments in 2005. This expansion will enable C&F Bank to support expected growth and sustain the high standard of performance our customers and shareholders have come to expect. At the Consumer Finance segment, we continue to invest in both technology and people to create efficiencies and serve new markets. We continue to build dealer relationships in

C&F FINANCIAL CORPORATION

Wednesday, October 20, 2004

Contact:        Tom Cherry, Senior Vice President & CFO

                        (804) 843-2360

the two new markets we entered over the last twelve months and expect that these markets will add significantly to loan originations at the Consumer Finance segment.”

During the third quarter, the board of directors declared a quarterly dividend of 22 cents per share. Over the past two years, the corporation has increased its quarterly dividend per share by more than 30 percent. Also, the corporation continues to repurchase its stock in accordance with a board-approved stock repurchase program previously announced.

Mortgage Banking Segment. Third quarter net income for the Mortgage Banking segment decreased from $1.67 million in 2003 to $851,000 in 2004. This decrease resulted from a decline in the gain on sales of loans, which was offset in part by a corresponding reduction in production-based compensation. As mortgage rates began to increase in the third quarter of 2003, the Mortgage Banking segment began experiencing a decline in the number of applications for home purchase and refinance loans, resulting in a decrease in originations and sales of loans. The volume of mortgage loan applications and the level of the mortgage loan pipeline are following a more normal seasonal pattern this year, and so C&F expects that the second and third quarters will be this year’s peak earnings periods for the Mortgage Banking segment. However, future earnings for the Mortgage Banking segment would be affected by any changes in interest rates, new and resale home sales and loan refinancings.

Retail Banking Segment. Net income for the Retail Banking segment increased approximately $479,000 to $1.57 million for the quarter ended September 30, 2004. The improvement in the performance of the Retail Banking

C&F FINANCIAL CORPORATION

Wednesday, October 20, 2004

Contact:        Tom Cherry, Senior Vice President & CFO

                        (804) 843-2360

segment resulted from an increase in net interest margin reflecting a higher level of earning assets coupled with the recent increase in interest rates, offset in part by the initial costs associated with the expansion of the Retail Banking segment into the Peninsula and Hanover markets of Virginia and an increase in operations and administrative personnel to support growth.

The Retail Banking segment’s nonaccrual loans were $3.79 million as of September 30, 2004, compared with $1.99 million as of December 31, 2003. This increase resulted from one commercial real estate relationship that became more than 90 days delinquent in the first quarter of 2004. Management is monitoring this relationship very closely and believes that current reserves are adequate to cover potential losses. The Retail Banking segment’s accruing loans past due 90 days or more increased to $2.18 million as of September 30, 2004, compared to $1.09 million as of December 31, 2003. This increase resulted primarily from the return to accrual status of a commercial loan, which had been non-accruing at December 31, 2003. While this relationship is contractually past due, management has determined that a return to accrual status is appropriate based on an overall evaluation of the credit quality and a sustained period of contractual repayment performance.

Consumer Finance Segment. Net income for the Consumer Finance segment increased approximately $104,000 to $611,000 for the quarter ended September 30, 2004. This increase is a result of a 14.9 percent increase in average loans outstanding, offset in part by increases in the provision for loan losses and operating expenses to support growth and technology investments.

C&F FINANCIAL CORPORATION

Wednesday, October 20, 2004

Contact:        Tom Cherry, Senior Vice President & CFO

                        (804) 843-2360

About C&F Financial Corporation. C&F Financial Corporation’s stock trades on the Nasdaq Stock Market System under the symbol CFFI. The stock closed at a price of $37.50 per share on Tuesday, October 19, 2004. At September 30, 2004, the book value of the stock was $19.33 per share, and the corporation declared a dividend of 22 cents per share during the third quarter of 2004. The corporation’s market makers include Advest, Inc., Davenport & Company LLC, FTN Financial Securities Corp., McKinnon & Company, Inc. and Scott & Stringfellow, Inc.

C&F Financial Corporation operates 14 retail bank branches located throughout the Newport News to Richmond corridor in Virginia through C&F Bank. The corporation provides mortgage and title services through C&F Mortgage Corporation’s 17 offices and offers full investment services through its subsidiary C&F Investment Services, Inc. C&F/Moore Loans provides automobile loans through its offices in Richmond, Roanoke and Hampton, Va.

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

Forward-Looking Statements. The statements contained in this press release that are not historical facts may constitute “forward-looking statements” as defined by the federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the corporation include,

C&F FINANCIAL CORPORATION

Wednesday, October 20, 2004

Contact:        Tom Cherry, Senior Vice President & CFO

                        (804) 843-2360

but are not limited to, changes in: (1) interest rates, (2) general economic conditions, (3) demand for loan products, (4) the legislative/regulatory climate, (5) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, (6) the quality or composition of the loan or investment portfolios, (7) deposit flows, (8) competition, (9) demand for financial services in the corporation’s market area and (10) accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of their dates.

C&F FINANCIAL CORPORATION

Selected Financial Information

(dollars in thousands, except per share data)

Balance Sheets

	9/30/04	12/31/03	9/30/03
Interest-bearing deposits in other banks	$37,871	$34,294	$31,242
Investment securities - available for sale at fair value	71,829	103,050	54,252
Loans held for sale	53,652	29,733	70,426
Loans, net	383,361	350,170	349,226
Federal Home Loan Bank stock	1,392	2,072	2,072
Total assets	602,163	573,546	564,672
Deposits	444,169	427,635	415,858
Borrowings	76,956	67,733	75,644
Shareholders’ equity	68,613	65,384	63,040

Statements of Income

	For The Quarter Ended		For The Nine Months Ended
	9/30/04	9/30/03	9/30/04	9/30/03
Interest income	$10,504	$9,715	$30,045	$29,169
Interest expense	1,892	2,236	5,513	6,820
Provision for loan losses[1]	996	924	2,693	2,305
Other operating income:
Gain on sale of loans	4,518	5,687	12,125	16,152
Other	2,072	2,301	5,978	6,775
Other operating expenses:
Salaries and employee benefits	6,541	6,317	18,816	18,651
Other	3,094	3,160	9,053	9,072
Income tax expense	1,469	1,702	3,735	5,075
Net income	3,102	3,364	8,338	10,173
Earnings per common share – assuming dilution	.84	.89	2.23	2.69
Earnings per common share – basic	.87	.93	2.33	2.82
Interest income on a taxable-equivalent basis	10,840	10,025	30,828	30,144

Segment Information
	For The Quarter Ended		For The Nine Months Ended
	9/30/04	9/30/03	9/30/04	9/30/03
Net income – retail banking	$1,568	$1,089	$4,240	$3,583
Net income – mortgage banking	851	1,665	2,109	4,749
Net income – consumer finance	611	507	1,806	1,613
Net income – other	72	103	183	228
Mortgage loan originations – mortgage banking	243,723	337,880	680,371	900,614
Mortgage loans sold – mortgage banking	247,929	366,503	656,452	937,415

C&F FINANCIAL CORPORATION

Selected Data and Ratios

	For The Quarter Ended		For The Nine Months Ended
	9/30/04	9/30/03	9/30/04	9/30/03
Book value per share	$19.33	$17.48	$19.33	$17.48
Dividends per share	$.22	$.18	$.66	$.52
Annualized return on average assets	2.09%	2.38%	1.91%	2.50%
Annualized return on average equity	18.48%	21.74%	16.83%	22.80%
Net interest margin (fully taxable basis)	6.56%	5.99%	6.33%	6.23%

Average Balances
	For The Quarter Ended		For The Nine Months Ended
	9/30/04	9/30/03	9/30/04	9/30/03
Securities	$70,720	$54,588	$70,711	$57,435
Loans held for sale	50,516	101,049	44,978	84,440
Loans	384,752	353,607	370,406	345,911
Fed funds sold/ interest bearing deposits at other banks	39,981	10,727	46,927	12,857
Total earning assets	545,969	519,971	533,022	500,643

Time, checking and savings deposits	365,901	346,361	362,295	337,607
Borrowings	75,544	80,761	72,436	76,215
Total interest bearing liabilities	441,445	427,122	434,731	413,822
Demand deposits	72,960	57,923	66,421	51,820
Shareholders’ equity	67,126	61,903	66,056	59,487

Capital Ratios

	9/30/04	12/31/03	9/30/03
Total Capital (to Risk-Weighted Assets)
Corporation	13.6%	13.7%	13.5%
Bank	12.4	12.3	12.9
Tier 1 Capital (to Risk-Weighted Assets)
Corporation	12.3	12.4	11.4
Bank	11.1	11.0	10.9
Tier 1 Capital (to Average Tangible Assets)
Corporation	9.8	9.6	9.5
Bank	8.9	8.5	9.0

C&F FINANCIAL CORPORATION

Asset Quality

Retail and Mortgage Banking Segments

	9/30/04	12/31/03	9/30/03
Non-accrual loans	$3,794	$1,993	$1,976
Real estate owned	—	8	702

Total non-performing assets	$3,794	$2,001	$2,678
Accruing loans past due for 90 days or more	$2,178	$1,092	$824
Allowance for loan losses	$4,282	$4,256	$4,201
Non-performing assets to loans* and real estate owned	1.25%	.72%	.96%
Allowance for loan losses to loans* and real estate owned	1.42%	1.52%	1.50%
Allowance for loan losses to non-performing assets	112.86%	212.69%	156.87%

*	Loans exclude consumer finance loans at Moore Loans.

Consumer Finance Segment

	9/30/04	12/31/03	9/30/03
Non-accrual loans	$942	$1,149	$1,072
Accruing loans past due for 90 days or more	412	233	300
Allowance for loan losses	6,139	4,401	3,947
Dealer reserves	1,282	2,119	2,169
Non-accrual consumer finance loans to total consumer finance loans	1.03%	1.44%	1.36%
Allowance for loan losses and dealer reserves to non-accrual consumer finance loans	787.93%	567.45%	570.52%
Allowance for loan losses to total consumer finance loans	6.72%	5.52%	5.01%
Dealer reserves to total consumer finance loans	1.40%	2.66%	2.75%

Allowance for loan losses and dealer reserves to total consumer finance loans	8.12%	8.18%	7.76%

Other Data and Ratios

	As Of and For the Nine Months Ended
	9/30/04	9/30/03
Shares repurchased	72,550	80,000
Average price of repurchased shares	$38.26	$28.13
Weighted average shares outstanding – diluted	3,738,040	3,776,312
Weighted average shares outstanding – basic	3,575,794	3,610,457
Price per share at period end	$38.00	$44.50
Price to book value ratio at period end	1.97	2.55
Price to earnings ratio at period end[2]	12.79	12.79

C&F FINANCIAL CORPORATION

Notes to Selected Financial Data

[1]	Included in the provision for loan losses is $971,000 and $774,000 for the quarters ended 9/30/04 and 9/30/03, respectively, and $2,668,000 and $1,855,000 for the nine months ended 9/30/04 and 9/30/03, respectively, attributable to Moore Loans.
[2]	The price to earnings ratio is calculated using annualized diluted earnings per share.

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